Exhibit (d)(32)

DATED                  1999

ORYX U.K. ENERGY COMPANY

and

NOBLE LOWNDES SETTLEMENT TRUSTEES LIMITED

and

KERR-McGEE CORPORATION

SECOND SUPPLEMENTAL DEED

relating to the

ORYX U.K. ENERGY COMPANY

SHARE OWNERSHIP PLAN

THIS DEED is made the                        day of                        1999 BETWEEN:

(1)
ORYX U.K. ENERGY COMPANY whose registered office is at The Charter Place, Uxbridge, Middlesex, UB8 1EZ (herein called the "Company"); and

(2)
NOBLE LOWNDES SETTLEMENT TRUSTEES LIMITED whose registered office is at Norfolk House, Wellesley Road, Croydon CR9 3EB (herein called the "Trustees"); and

(3)
KERR-McGEE CORPORATION whose principal office is at Kerr-McGee Center, Oklahoma City, Oklahoma 73125, United States of America (herein called "Kerr-McGee").

WHEREAS:

(A)
This Deed is supplemental to a deed made on 24 May 1990 (herein called the "Principal Deed") between the Company and the Trustees whereby the Oryx U.K. Energy Company Share Ownership Plan (herein called the "Plan") was established.

(B)
The Principal Deed was amended by a supplemental deed made on 6 March 1997.

(C)
By Clause 22 of the operative provisions on page 8 of the Principal Deed the Company has the power with the consent of the Trustees to vary, amend, modify, alter or extend the Plan in any manner and in any particular whatsoever by deed which shall be expressed to be supplemental to the Principal Deed.

(D)
Oryx Energy Company and Kerr-McGee propose to merge pursuant to an Agreement and Plan of Merger dated 14 October 1998.

(E)
In consequence of the merger the parties to this Deed wish to operate the Plan with Kerr-McGee shares from the date of the merger.

NOW THIS DEED WITNESSETH AS FOLLOWS:

1.
THAT in the exercise of the power conferred on the Company and the Trustees by Clause 22 of the Principal Deed the parties to this Deed HEREBY AMEND the Rules in the First Schedule thereto as follows:

(a)
by the insertion of the following definition of "Effective Time" in Rule 1.1:

" "Effective Time" means the date and time upon which Oryx Energy Company and Kerr-McGee Corporation file a certificate of merger (the "Certificate of Merger") with the Delaware Secretary of State in accordance with the relevant provisions of the Delaware General Corporation Law or at such subsequent time as Oryx Energy Company and Kerr-McGee Corporation shall agree and as shall be specified in the Certificate of Merger;"

(b)
by amending the definition of "Stock" in Rule 1.1 to read:

" "Stock" means before the Effective Time Oryx Energy Company Common Stock (par value $1 per share) or such other stock as for the time being (for the purposes of the Plan) satisfies the provisions of paragraphs 10, 11, 12 and 14 of Schedule 9 and after the Effective Time Kerr-McGee Corporation Common Stock (par value $1 per share) or such other stock as for the time being (for the purposes of the Plan) satisfies the provisions of paragraphs 10, 11, 12 and 14 of Schedule 9;"

  AND THAT such amendments shall come into effect immediately on the date when the Commissioners of Inland Revenue shall formally approve such amendments.

IN WITNESS WHEREOF the parties hereto have hereunto affixed their Common or Corporate Seals or set their hands and seals the day and year first before written.

THE CORPORATE SEAL of ORYX U.K. ENERGY COMPANY was hereunto affixed in the presence of:

Director	/s/ ILLEGIBLE
Secretary	/s/ ILLEGIBLE

THE COMMON SEAL of NOBLE LOWNDES SETTLEMENT TRUSTEES LIMITED was hereunto affixed in the presence of:

Director	/s/ ILLEGIBLE
Director	/s/ D. OGDEN	[SEAL]
KERR McGEE CORPORATION
By	/s/ JOHN C. LINEHAN John C. Linehan, Executive Vice President
Attest	/s/ DON HAGER Don Hager, Assistant Secretary